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                      [DAVIS POLK & WARDWELL LETTERHEAD]

                                                               January 7, 1998

Re: REGISTRATION STATEMENT ON FORM S-4

ILC Technology, Inc.
399 Java Drive
Sunnyvale, CA 94089

Ladies and Gentlemen:

   We have acted as counsel for ILC Technology, Inc. ("ILC") in connection with the proposed merger of ILC, with and into BILC Acquisition Corp. ("Purchaser"), a wholly-owned subsidiary of BEC Group, Inc. ("BEC") pursuant to an Agreement and Plan of Merger dated as of October 30, 1997 among BEC, Purchaser and ILC. In connection therewith, we have participated in the preparation of the discussion set forth under the caption "The Merger--Certain U.S. Federal Income Tax Consequences to ILC Shareholders" (the "Discussion") in the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4 filed by ILC and BEC with the Securities and Exchange Commission. Capitalized terms used and not otherwise defined herein are used as defined in the Joint Proxy Statement/Prospectus.

   The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for ILC Common Stockholders of the Merger.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Joint Proxy Statement/Prospectus under the captions "Summary--Federal Income Tax Consequences," "The Merger--Certain U.S. Federal Income Tax Consequences to ILC Shareholders," and "Legal Matters." The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                                 Very truly yours,

                                               /s/ Davis Polk & Wardwell

                                                 Davis Polk & Wardwell